Exhibit 21.1
LIST OF SUBSIDIARIES
None.
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of ESS Tech, Inc.’s subsidiary is omitted because it does not constitute a “significant subsidiary” as defined in Regulation S-X.